UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 6, 2018

AMERICANN, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

1550 Wewatta Street, 2nd Floor Denver, CO 80202

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (303) 862-9000

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events

On October 17, 2016, the Company acquired a 52.6-acre parcel of undeveloped land in Freetown, Massachusetts.  The Company has commenced development of the property as the Massachusetts Medical Cannabis Center (the “MMCC”).

The MMCC has site plan approval for 977,000 square feet of cultivation and processing infrastructure 47 miles south of Boston, MA. The Company has secured a Building Permit for the first phase of the project that consists of a 30,000 square foot cultivation and processing facility.

On August 6, 2018 the Company authorized the general contractor to proceed with the steel fabrication of the first building on the MMCC.

As part of the simultaneous land purchase transaction on October 17, 2016, the Company sold the property to Massachusetts Medical Properties, LLC (“MMP”) and the Company and MMP entered into a lease pursuant to which MMP leased the property to the Company for an initial term of fifty years.

Under the terms of the lease, the Company was required to obtain $2.6 million for the construction of the first building on the MMCC.  The Company has satisfied the capital requirement provision of the lease by depositing into a construction escrow account approximately $4.4 million for the development of the MMCC.

Additionally, the Company has hired Teak Media + Communication LLC to serve as its public relations consultant.  In this capacity, Teak will inform the media and the public concerning the Company’s accomplishments. Teak will coordinate a ground-breaking celebration at MMCC in Freetown, MA on September 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2018.

AMERICANN, INC.

By:	/s/ Timothy Keogh
Timothy Keogh, Chief Executive Officer